Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 1, 2019, the prospectus supplement dated August 1, 2019, the prospectus supplement addendum dated February 18, 2021 and the underlying supplement dated August 1, 2019 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Free writing prospectus dated April 14, 2021 (to the Prospectus dated August 1, 2019, the Prospectus Supplement dated August 1, 2019, the Prospectus Supplement Addendum dated February 18, 2021 and the Underlying Supplement dated August 1, 2019)	Filed Pursuant to Rule 433 Registration Statement No. 333-232144

Barclays Bank PLC – Buffered PLUS Based on the Value of the iShares® MSCI Emerging Markets ETF due November 3, 2023

This document provides a summary of the terms of the Buffered PLUS. Investors must carefully review the accompanying pricing supplement, the prospectus, prospectus supplement, prospectus addendum and underlying supplement, as well as the “Risk Factors” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Barclays Bank PLC
underlier:	iShares® MSCI Emerging Markets ETF (Bloomberg ticker symbol “EEM”)
Pricing date:	April 30, 2021
Original issue date:	May 5, 2021
Valuation date:	October 31, 2023
Maturity date:	November 3, 2023
Payment at maturity:

You will receive on the maturity date a cash payment per Buffered PLUS determined as follows:

• If the final underlier value is greater than the initial underlier value:

the lesser of (a) $10 + leveraged upside payment and (b) maximum payment at maturity

• If the final underlier value is equal to the initial underlier value or less than the initial underlier value but not by more than the buffer amount:

$10

• If the final underlier value is less than the initial underlier value by more than the buffer amount:

($10 × underlier performance factor) + $1.00

This amount will be less than the stated principal amount of $10, but will be at least $1.00. Investors may lose up to 90% of their initial investment in the Buffered PLUS.

Maximum payment at maturity:	At least $11.87 per Buffered PLUS (at least 118.70% of the stated principal amount) (to be determined on the pricing date)
Minimum payment at Maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Leveraged upside payment:	$10 × leverage factor × underlier return
Leverage factor:	200%
Buffer amount:	10%
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	final underlier value / initial underlier value
Initial underlier value:	The closing price of the underlier on the pricing date
Final underlier value:	The closing price of the underlier on the valuation date
CUSIP/ISIN:	06747R527 / US06747R5274
Additional terms	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the accompanying pricing supplement.
Pricing supplement	http://www.sec.gov/Archives/edgar/data/312070/000095010321005543/ dp149406_424b2-3874ms.htm
Payment on the Buffered PLUS is not guaranteed by any third party and is subject to the creditworthiness of Barclays Bank PLC and the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Buffered PLUS Payoff Diagram*

Hypothetical Payment at Maturity*
Underlier Return	Payment at Maturity	Total Return on Buffered PLUS
50.00%	$11.87	18.70%
40.00%	$11.87	18.70%
30.00%	$11.87	18.70%
20.00%	$11.87	18.70%
10.00%	$11.87	18.70%
9.35%	$11.87	18.70%
5.00%	$11.00	10.00%
2.50%	$10.50	5.00%
1.00%	$10.20	2.00%
0.00%	$10.00	0.00%
-5.00%	$10.00	0.00%
-10.00%	$10.00	0.00%
-15.00%	$9.50	-5.00%
-20.00%	$9.00	-10.00%
-30.00%	$8.00	-20.00%
-40.00%	$7.00	-30.00%
-50.00%	$6.00	-40.00%
-60.00%	$5.00	-50.00%
-70.00%	$4.00	-60.00%
-80.00%	$3.00	-70.00%
-90.00%	$2.00	-80.00%
-100.00%	$1.00	-90.00%
* The graph and table above assume a maximum payment at maturity of $11.87 per Buffered PLUS (118.70% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

Our estimated value of the Buffered PLUS on the pricing date, based on our internal pricing models, is expected to be between $9.322 and $9.622 per Buffered PLUS. The estimated value is expected to be less than the initial issue price of the Buffered PLUS. See “Additional Information Regarding Our Estimated Value of the Buffered PLUS” in the accompanying pricing supplement.

U.K. Bail-in Power Acknowledgment:

Notwithstanding and to the exclusion of any term of the Buffered PLUS or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Buffered PLUS, by acquiring the Buffered PLUS, each holder and beneficial owner of the Buffered PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

The Underlier

For more information about the underlier, including historical performance information, see the accompanying pricing supplement.

Risk Factors

An investment in the Buffered PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Buffered PLUS. Some of the risks that apply to an investment in the Buffered PLUS are summarized below, but we urge you to read the more detailed explanation of risks relating to the Buffered PLUS generally in the “Risk Factors” sections in the accompanying pricing supplement and the prospectus supplement. You should not purchase the Buffered PLUS unless you understand and can bear the risks of investing in the Buffered PLUS.

Risks Relating to the Buffered PLUS Generally

•	The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal.

•	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.

•	The final underlier value is not based on the value of the underlier at any time other than the valuation date.

•	Owning the Buffered PLUS is not equivalent to owning the underlier, the securities held by the underlier or the securities composing the tracked index.

•	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

Risks Relating to the Issuer

•	Any payments on the Buffered PLUS are subject to issuer credit risk.

•	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority.

Risks Relating to the Underlier

•	Certain features of exchange-traded funds will impact the value of the Buffered PLUS.

•	Adjustments to the underlier or to its tracked index could adversely affect the value of the Buffered PLUS or result in the Buffered PLUS being accelerated.

•	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments.

•	There are risks associated with investments in securities, such as the Buffered PLUS, linked to the value of non-U.S. equity securities.

•	There are risks associated with emerging markets.

•	The price of the underlier is subject to currency exchange risk with respect to the U.S. dollar and the non-U.S. currencies represented in the underlier.

•	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the securities.

Risks Relating to Conflicts of Interest

•	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the Buffered PLUS.

•	We and our affiliates, and any dealer participating in the distribution of the Buffered PLUS, may engage in various activities or make determinations that could materially affect your Buffered PLUS in various ways and create conflicts of interest.

Risks Relating to the Estimated Value of the Buffered PLUS and the Secondary Market

•	The Buffered PLUS will not be listed on any securities exchange, and secondary trading may be limited.

•	The market price of the Buffered PLUS will be influenced by many unpredictable factors.

•	The estimated value of your Buffered PLUS is expected to be lower than the initial issue price of your Buffered PLUS.

•	The estimated value of your Buffered PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.

•	The estimated value of the Buffered PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.

•	The estimated value of your Buffered PLUS is not a prediction of the prices at which you may sell your Buffered PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Buffered PLUS and may be lower than the estimated value of your Buffered PLUS.

•	The temporary price at which we may initially buy the Buffered PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Buffered PLUS.

Tax Considerations

You should review carefully the section entitled “Additional Information about the Buffered PLUS—Tax considerations” in the accompanying pricing supplement.

In the event that any of the terms set forth or defined in this document conflict with the terms or defined terms set forth in the accompanying pricing supplement, the terms or defined terms set forth in the accompanying pricing supplement will control.